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                                                                       EXHIBIT 4

                       AMERICAN INTERNATIONAL GROUP, INC.
                     2003 JAPAN EMPLOYEE STOCK PURCHASE PLAN
                                  (the "Plan")

1. Purpose. The purpose of this Plan is to advance the growth and prosperity of American International Group, Inc. ("AIG") and any subsidiary corporation of AIG by providing their employees who provide personal services in Japan with an additional incentive to contribute to the best interests of AIG and to remain in the employ of AIG or any subsidiary corporation of AIG through affording them an opportunity to acquire stock of AIG on an attractive basis.

2. The Stock. Privileges under the Plan shall be for the purchase of not more than an aggregate of 1,000,000 shares of Common Stock of AIG, subject to paragraph 13 below, which may be authorized but unissued shares or issued shares which have been acquired by AIG and are held in its treasury. Shares subject to subscriptions which terminate or expire prior to completion shall be available for further subscription hereunder.

3. Administration of the Plan. The Plan shall be administered by a Committee of not less than three employees appointed from time to time by the Chairman of AIG. One member of the Committee shall be designated the trustee. The Committee shall have the power to interpret the Plan and any subscription agreements entered into hereunder, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which shall, unless otherwise determined by the Board of Directors of AIG ("Board") be final and conclusive.

4. Eligibility. The eligibility of each employee to participate in the Plan shall be determined on January 1, 2004 (the "initial determination date") and on each January 1, April 1, July 1 and October 1 thereafter (the "determination dates"). Any employee of AIG or its subsidiaries who provides personal services in Japan is eligible to participate in the Plan, except (a) an employee who has not been continually employed by AIG or its subsidiaries during the one-year period ended on the day prior to (1) the initial determination date, or (2) any determination date thereafter, (b) any employee whose customary employment does not exceed 20 hours per week, and (c) an employee whose customary employment does not exceed five months in any calendar year. An employee's "eligibility date" shall mean that determination date on which the employee first becomes eligible to participate in the Plan after his employment, or after his last break in service, if any, or anniversary thereof.

5. The Purchase Privilege. Annually on his eligibility date, each eligible employee is entitled to a new purchase privilege. Stock may be subscribed for pursuant to this purchase privilege only on the eligibility date when such privilege was first granted or on the first day of the next three succeeding calendar quarters (his "subscription date"), provided the employee has been continually employed by AIG or its subsidiaries between such eligibility date and his subscription date, inclusive. In order to exercise his purchase privilege, the employee must execute and file with the trustee a subscription agreement in such form as may be approved by the Board. Notwithstanding any provision in this Plan contained to the contrary, no employee or other person shall subscribe for or purchase stock pursuant to a purchase privilege more than 27 months from the date such privilege is granted.

6. Price. The purchase price of the shares under each subscription shall be 90.1% of their fair market value on the employee's subscription day or 90.1% of the fair market value on the date the purchase privilege is granted, whichever is greater, as determined by the Committee in the manner specified by the Board, and, in any event, shall not be less than the par value of such shares.


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7.    Limits of Participation. Subject to paragraph 2, the maximum number of shares for which an employee shall be permitted to subscribe pursuant to any one annual purchase privilege shall be that number of whole shares which could be purchased by 10% of his annual rate of compensation on his subscription day, or by $10,000 or a prorata share of the shares remaining in the aggregate authorization under paragraph 2, whichever is less. Notwithstanding any other provision of this Plan, an employee shall not be permitted to subscribe for shares on any eligibility date if such employee is participating in any other employee stock purchase plan established by the Company as of such eligibility date.

8. Method of Payment. Subject to paragraphs 11 and 12, the employee's cost shall be paid through payroll deduction in equal amounts over a period of 44 consecutive weeks starting with the second payday next following the subscription day.

9. Issue and Delivery of Shares. The shares shall not be issued until the entire employee's cost is paid. Stock purchased through this Plan will be delivered to the respective employee as soon as reasonably practicable after the employee's cost for the entire subscription is paid in full. When the shares shall have been issued to the employee, he shall have all the rights and privileges of a shareholder of AIG with respect to shares purchased under the Plan.

10. Cancellation of Participation. Each participating employee shall have the right to cancel his subscription at any time by giving the trustee written notice thereof, whereupon the amount of his deductions will be refunded.

11. Rights Not Transferable. Except as hereinafter set forth, no participating employee shall have the right to sell, assign, transfer, pledge, or otherwise dispose of or encumber his right to participate in the Plan. In the event of the death of a participating employee during his employment, the person or persons to whom the employee's rights under any subscription under this Plan are transferred by will or the laws of descent and distribution shall have the right for a period of 12 months from the date of his death to pay the entire balance due from the employee and receive the subscribed-for stock, or in the alternative, to receive that number of whole shares which have been paid for by the employee through payroll deduction, together with the balance, if any, of such deductions.

12. Termination of Employment. Upon termination of employment for any reason except death, disability or normal retirement, the amount of the employee's deductions shall be promptly refunded to him. In the event the termination is by reason of the employee's disability or normal retirement, the employee may elect, within six weeks, to pay the entire balance due and receive the subscribed-for stock or to receive that number of whole shares which he has paid for through payroll deduction, together with the balance, if any, of such deductions.

13. Dilution or Other Adjustments. In the event of any event affecting AIG's capitalization, including, without limitation, an extraordinary dividend or distribution of cash, stock or assets, or in the event the outstanding shares of the Common Stock of AIG shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of AIG or of another corporation, whether through reorganization, merger, consolidation, recapitalization, stock split-up, combination of shares, stock dividend or otherwise, the Board shall make appropriate adjustment in the number or kind of shares or securities available for purchase pursuant to this Plan and subject to any subscription agreement, and the purchase price therefor. The determination of the Board as to such adjustments shall be conclusive.

14. Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice.


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15.   Stock Ownership. Notwithstanding anything herein to the contrary, no employee shall be entitled to a purchase privilege for any stock under the Plan if such employee, immediately after the receipt of such purchase privilege, owns stock (including all stock which may be purchased under outstanding subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations. In determining whether a company is a subsidiary, the rules of Section 424(f) of the Internal Revenue Code of 1986, as amended, shall be followed, and the rules of Section 424(d) shall apply in determining stock ownership, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. Nor shall any employee be allowed to subscribe for any stock under the Plan which permits his rights to purchase stock under all stock purchase plans of AIG and its subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such right to subscribe is granted) for each calendar year in which such right to subscribe is outstanding at any time.

16. No Right to Continue Employment or as a Stockholder. Nothing contained in the Plan or in any subscription agreement entered into pursuant to the Plan shall confer on any employee any right to continue in the employ of AIG or any subsidiary corporation of AIG. Until the shares of stock subject to any subscription right are paid in full, the holder of any purchase privilege shall have no rights as a holder of stock.

17. Listing and Registration of Shares, Other Approvals, etc. Each purchase under the Plan shall be subject to the requirement that if at any time the Board shall determine that listing, registration or qualification of the shares subject thereto upon any securities exchange or under any State or Federal law, or the consent of approval of any governmental or regulatory body or any investment representation is necessary or desirable in connection with the issue or purchase of shares subject thereto, no such privilege may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board.

18. Governing Law. The Plan shall be governed by and interpreted in accordance with the laws of the State of New York.